UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CHURCHILL CAPITAL CORP VII

(Exact name of registrant as specified in its charter)

Delaware	85-3420354
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

640 Fifth Avenue, 12th Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-fifth of one warrant	The Nasdaq Stock Market LLC
Class A common stock, par value $0.0001 per share	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A common stock at an exercise price of $11.50 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Churchill Capital Corp VII (the “Registrant”) is filing this Registration Statement on Form 8-A in connection with the transfer of the listing of its (i) Class A common stock, par value $0.0001 per share (the “Common Stock”), (ii) warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”) and (iii) units, each consisting of one share of Common Stock and one-fifth of one redeemable warrant (the “Units” and, collectively with the Common Stock and the Warrants, the “Securities”) from the New York Stock Exchange (the “NYSE”) to the Nasdaq Stock Market LLC (“Nasdaq”). The Registrant expects the listing and trading of its Securities on the NYSE to cease at the close of trading on February 2, 2024, and that trading will begin on Nasdaq at market open on February 5, 2024.

Item 1. Description of Registrant’s Securities to be Registered.

The description of the Registrant’s Securities included in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (File No. 001-40051), filed with the Securities and Exchange Commission on March 17, 2023, is incorporated herein by reference, except that any reference to the NYSE is hereby amended to refer to Nasdaq.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on Nasdaq and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHURCHILL CAPITAL CORP VII

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

Date: February 2, 2024